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Exhibit 99.4

CERTAIN PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements give effect to the combination of MedicaLogic, Inc. and Total eMed, Inc. using the purchase accounting method. The unaudited pro forma combined balance sheet assumes the merger took place on March 31, 2000 and combines MedicaLogic, Inc. and Total eMed, Inc. historical balance sheets at that date.

    The unaudited pro forma combined statements of operations assume that the merger took place as of the beginning of 2000 and combine the consolidated historical statements of operations of MedicaLogic, Inc. and Total eMed, Inc. for the three months ended March 31, 2000.

    The unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the merger been completed as of the beginning of the period and should not be construed as representative of future operations.

    These unaudited pro forma combined consolidated financial statements should be read in conjunction with the respective audited consolidated historical financial statements and the accompanying notes of MedicaLogic, Inc. and Total eMed, Inc. which are contained in the registration statement on Form S-4 filed with the SEC on March 14, 2000 (as amended on April 4, 2000).

MedicaLogic, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	MedicaLogic	Total eMed	Adjustments		Combined
Assets
Cash and short-term investments	$117,749	$11,623	—		$129,372
Accounts receivable, net	5,905	1,813	—		7,718
Prepaid expenses and current assets	4,381	41	—		4,422

Total current assets	128,035	13,477	—		141,512
Property and equipment, net	18,101	4,786	—		22,887
Other assets, net	8,364	43	—		8,407
Intangible assets	—	866	3,700	(B)	3,700
			(866	)(D)
Goodwill	—	997	323,360	(B)	323,360
			(997	)(D)

Total assets	$154,500	$20,169	$325,197		$499,866

Liabilities, Redeemable Preferred Stock and Shareholders' Equity
Accounts payable and other accrued Liabilities	$9,026	$1,561	$4,735	(A)	$15,322
Deferred revenue	2,756	—	—		2,756
Other	2,361	—	—		2,361

Total current liabilities	14,143	1,561	4,735		20,439

Long-term liabilities	4,567	16	—		4,583

Total liabilities	18,710	1,577	4,735		25,022

Commitments and contingencies
Redeemable preferred stock	—	6,362	(6,362	)(C)	—
Shareholders' equity:
Preferred stock	—	25,545	(25,545	)(C)	—
Common stock and additional paid in capital	230,578	260	(260	)(C)	569,632
			339,054	(A)
Common stock notes receivable	(12,387)	—	—		(12,387)
Deferred stock compensation	(4,149)	—	—		(4,149)
Accumulated deficit	(78,252)	(13,575)	13,575	(C)	(78,252)

Total shareholders' equity	135,790	12,230	326,824		474,844

Total liabilities, redeemable preferred stock and shareholders' equity	$154,500	$20,169	$325,197		$499,866

See accompanying notes to unaudited pro forma condensed combined financial information.

MedicaLogic, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share data)

	Three months ended March 31, 2000
			Pro forma
	MedicaLogic	Total eMed	Adjustments		Combined
Revenues	$5,608	$2,101	—		$7,709

Operating expense:
Cost of revenues	4,472	3,318	—		7,790
Marketing and sales	8,659	—	—		8,659
Research and development	3,759	—	—		3,759
General and administrative	3,305	2,020	—		5,325
Depreciation and amortization	1,575	447	$(62	)(c)	1,960
Goodwill amortization	379	13	16,380	(a)	16,759
			(13	)(c)

Total operating expenses	22,149	5,798	16,305		44,252

Operating loss	(16,541)	(3,697)	(16,305)		(36,543)
Other income (expense)	1,815	161	—		1,976

Net loss	(14,726)	(3,536)	(16,305)		(34,567)

Preferred stock accretion	—	(545)	545		—

Net loss attributable to common shareholders	(14,726)	(4,081)	(15,760)		(34,567)

Net loss per share:
Basic and diluted	$(0.45)	$(1.76)	—		$(0.87)

Shares used in computing net loss per share:
Basic and diluted	32,423,637	2,325,205	—		39,873,812 (b)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Pro Forma Condensed Combined Financial Information

(in thousands, except share and per share data) (unaudited)

The unaudited pro forma condensed combined financial information reflects the MedicaLogic/Total eMed merger and gives effect to certain reclassifications to conform the presentation of the historical operations of the merged companies.

    The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets and other intangible assets acquired has been allocated to goodwill. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

    The adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2000 have been calculated as if the merger occurred on March 31, 2000. The adjustments to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 have been calculated as if the merger occurred on January 1, 2000. The adjustments are as follows:

      A.  To reflect the acquisition of all of the outstanding capital stock of Total eMed by exchanging shares of MedicaLogic/Medscape common stock in exchange for each share of Total eMed capital stock for a total estimated combined purchase price of approximately $343.8 million. The purchase consideration consists of the issuance of an estimated 7.5 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $317.9 million and the assumption of options to purchase .5 million shares of MedicaLogic common stock with a fair value of approximately $21.2 million and other related merger costs of approximately $4.7 million for investment banking, legal, accounting and regulatory filing fees.

      The purchase price was determined as follows:

	Total eMed
	Equivalent Shares	Fair Value
		(in thousands)
Shares	7,450,175	$317,890
Stock Options	549,802	21,164

Total Shares	7,999,977

Merger Costs		4,735

		$343,789

      The estimated fair value of the common stock to be issued is based on the average closing price of MedicaLogic's common stock for the five days prior and subsequent to the days the merger became effective, which was $42.69. The estimated fair value of the options to be assumed is based on the Black-Scholes model using the following assumptions:

    •
    Expected lives of three years.

    •
    Expected volatility factor of 1.0.

    •
    Risk-free interest rate of 6.5%.

    •
    Expected dividend rate of 0%.

      B.  Recognition of the excess purchase price of approximately $323 million over the fair value of net tangible assets acquired, have been recorded as goodwill.

      The purchase price is allocated to the assets and liabilities of Total eMed based on preliminary fair values as follows (in thousands):

Total eMed
Assets acquired:
Current assets	$13,477
Property and equipment	4,786
Intangibles	3,700
Goodwill	323,360
Other assets	43
Less liabilities assumed	(1,577)

Purchase price	$343,789

      C.  To reflect the elimination of the historical shareholders' equity accounts of Total eMed.

      D.  To reflect the elimination of goodwill and other intangible assets on the balance sheet of Total eMed as of the acquisition date.

    The adjustments to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000, assuming the merger occurred as of January 1, 2000 are as follows:

      (a) To reflect the amortization of goodwill and other intangible assets resulting from the merger. Intangibles consist of the workforce and customer list. The goodwill and other intangible assets are being amortized over periods of approximately three to five years. Management does not anticipate that any significant value will be attributed to purchased in-process research and development.

      (b) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 7.5 million shares of MedicaLogic/Medscape common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options of Total eMed assumed in the merger has not been included as their inclusion would be anti-dilutive.

      (c) To reflect the following amortization adjustments for the three months ended March 31, 2000 (in thousands):

Total eMed
Elimination of historical amortization—Goodwill	$(13)
Elimination of historical amortization—Intangibles	(62)

      (d) MedicaLogic expects to record charges to operations subsequent to the purchase transaction to reflect the combination of the two companies. These charges are yet to be estimated. This charge is not reflected in the pro forma combined condensed financial information.

      (e) To reflect the reversal of accretion on redeemable preferred stock that is forfeited by redeemable preferred stockholders upon voting for and consummation of the MedicaLogic/Total eMed merger.

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  Exhibit 99.4
CERTAIN PRO FORMA FINANCIAL INFORMATION
MedicaLogic, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands)
MedicaLogic, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations (in thousands, except share and per share data)
Notes to Pro Forma Condensed Combined Financial Information (in thousands, except share and per share data) (unaudited)